FREE WRITING PROSPECTUS Dated February 22, 2006	Filed Pursuant to Rule 433 Registration No. 333-117810 Registration No. 333-117810-03

$900 mm World Omni 2006-A *** Full Pricing Details ***

Jt Leads Mgrs: CS, ML Co-Mgrs: BOA, Barc, Wach, Scotia

** 100% Pot **

Class	Size (MM)	WAL	M/S&P	Bench	SPRD	YLD	CPN	$Price
A1	$196.00	0.37	P-1/A-1+	I-LBR	-2 bp	4.8549%	4.8549%	100.0000%
A2	$216.00	1.00	Aaa/AAA	EDSF	-2 bp	5.111%	5.05%	99.99219%
A3	$331.00	2.10	Aaa/AAA	I-SWPS	-2 bp	5.063%	5.01%	99.99860%
A4	$157.00	3.47	Aaa/AAA	I-SWPS	+2 bp	5.083%	5.03%	99.99942%

Exp. Settle: 03/01/06.

Pricing Speed: 1.50% ABS to 10% call.

Collateral: Retail auto receivables.

**CS to Bill and Deliver**

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the prospectus if you request it by calling toll free 1-800-221-1037.

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